Exhibit 13

                                INVESTMENT LETTER


                  SELIGMAN PENNSYLVANIA TAX-EXEMPT FUND SERIES


Seligman  Pennsylvania   Tax-Exempt  Fund  Series  (the  "Fund"),  an  open-end,
non-diversified    management    investment   company,   and   the   undersigned
("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class D share (the "Share") of beneficial interest (par value $.001) of the Fund at a price equivalent to the net asset value of one share of the Fund as of the close of business on January 31, 1994. The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 31st day of January, 1994.


                                    SELIGMAN PENNSYLVANIA TAX-EXEMPT FUND SERIES



                                    By:
                                       -----------------------------------------
                                    Name:   Lawrence P. Vogel
                                    Title:  Vice President


                                    J. & W. SELIGMAN & CO. INCORPORATED



                                    By:
                                       -----------------------------------------
                                    Name:   Lawrence P. Vogel
                                    Title:  Senior Vice President